Exhibit 10.1

SECOND AMENDMENT

TO

INDEPENDENT CONTRACTOR AGREEMENT

This Second Amendment to Independent Contractor Agreement (the “Amendment”) is entered on August 1, 2006 by and among Internet Capital Group Operations, Inc. (the “Company”), Wayne Strategy Consultants, Inc. (“Wayne Strategy”) and Dr. Michael Zisman, the sole shareholder of Wayne Strategy (“Dr. Zisman” and, together with Wayne Strategy, “Contractor”).

WHEREAS, the Company and Contractor are parties to the Independent Contractor Agreement dated as of August 17, 2004, as amended on January 1, 2005 (the “Agreement”); and

WHEREAS, the Company and Contractor desire to amend the Agreement to reduce the amount of time Contractor devotes to the Company from 90% of his business time to 50% of his business time.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the Company and Contractor hereby agree as follows:

Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following language:

Scope of Work and Compensation. From September 1, 2006 until the Termination Date, Dr. Zisman will devote approximately 50% of his full business time and effort providing services to the Company and its partner companies. Effective September 1, 2006, as compensation for Contractor’s performance of services under this Agreement and as consideration for the restrictive covenants contained in this Agreement, the Company shall pay Contractor $200,000 per annum (pro rated for any partial calendar years). Additionally, Contractor shall be eligible to participate in the Company’s incentive bonus plan. Contractor’s target bonus for 2006 will be $306,667 and thereafter will be $200,000 (pro rated for any partial calendar year). Determination of the amount of any bonus for Consultant shall take into account the overall percentage of target bonus declared by the Company’s Board of Directors or Compensation Committee of the Board of Directors. The Company shall continue to provide Contractor with a blackberry, office space and administrative support. The Company shall reimburse Contractor for direct business expenses that are properly documented. Contractor hereby forfeits 156,771 stock appreciation rights (“SARs”) and 37,500 shares of restricted stock granted to Contractor in July 2005. The vesting schedule for unvested equity retained by Contractor shall be as follows: 12,000 shares of restricted stock will vest in August 2006, 6,000 shares of restricted stock will vest in each of August 2007 and 2008, 25,500 shares of restricted stock will vest in November 2006, 12,750 shares of restricted stock will vest in each of November 2007 and 2008, and the remaining 156,771 unvested SARs will vest pro rata over 35 months beginning September 2006. Additionally, management will recommend to the Compensation Committee of the Company’s Board of Directors that Consultant be awarded additional equity grants in the future similar to those to be awarded to the managing directors of ICG, taking into account the percentage of Consultant’s business time devoted to the Company. Consultant acknowledges that during the term of the Agreement he shall not be entitled to receive equity grants or cash compensation in respect of his service on the Company’s Board of Directors.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Amendment as of August 1, 2006.

INTERNET CAPITAL GROUP OPERATIONS, INC.

By:	/s/ Walter W. Buckley
Name:	Walter W. Buckley
Title:	President

WAYNE STRATEGY CONSULTANTS, INC.

By:	/s/ Michael D. Zisman
Name:	Michael D. Zisman
Title:	President

/s/ Michael D. Zisman
Michael D. Zisman